Exhibit 99

CoLucid Pharmaceuticals Announces Appointment of Marvin L. White to Board of Directors

CAMBRIDGE, Massachusetts, July 13, 2015 — CoLucid Pharmaceuticals, Inc. (Nasdaq: CLCD), a Phase 3 clinical-stage biopharmaceutical company that is developing its lead product candidate, lasmiditan, for the acute treatment of migraine headaches, announced today the appointment of Marvin L. White to its Board of Directors and as Chairman of the Audit Committee. CoLucid’s Board now stands at seven directors, six of whom are independent.

Mr. White serves as the president and chief executive officer of The MLW Advisory Group, LLC, a management advisory company targeting the needs of healthcare and related companies. From 2008 to 2014, Mr. White served as system vice president and chief financial officer of St. Vincent Health, and was responsible for finance, accounting, patient financial services and managed care for 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health in 2008, Mr. White was executive director and chief financial officer of Lilly USA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Corporate Finance and Investment Banking in the Corporate Strategy Group. He also serves on the boards of Emergent Biosolutions, OneAmerica Financial Partners and WP Glimcher.

“We are thrilled to have Marvin join our board, especially given his SEC financial technical expertise and big Pharma experience as a CFO of a $7 billion pharmaceutical company’s U.S. subsidiary. Beyond that, Marvin brings significant large hospital system experience that provides him with deep insight into provider access and reimbursement practices, as well as the impact of the Affordable Care Act,” commented Thomas P. Mathers, Chief Executive Officer of CoLucid.

About Lasmiditan

Lasmiditan has been designed to deliver efficacy for the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies. It selectively targets 5-HT1F receptors expressed in the trigeminal pathway. Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is currently enrolling patients in SAMURAI, its first of two phase 3 pivotal clinical trials. The objective of SAMURAI is to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is our primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is our secondary endpoint. SAMURAI is a randomized, double-blind, placebo-controlled parallel group study. The study is expected to treat up to 1,483 migraine patients with lasmiditan at approximately 70 U.S. sites for approximately 12 months. CoLucid expects patients will include those with migraine who also have cardiovascular risk factors or cardiovascular disease. SAMURAI is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration. Lasmiditan is designed to address major unmet medical needs in patients who are poorly served by currently available therapies, including patients with cardiovascular risk factors or cardiovascular disease who may not be able to take triptans.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation. An estimated 36 million Americans suffer from migraine. Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of unspecified headache pain in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for clinical trial enrollment goals and the initiation of future clinical trials. Actual enrollment results and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in our periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers	Hans Vitzthum
Chief Executive Officer	Managing Director
CoLucid Pharmaceuticals, Inc.	LifeSci Advisors, LLC.
(781) 365-2596	(212) 915-2568